SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PURCHASE POINT MEDIA CORPORATION
(Exact name of small business issuer as specified in its charter)

Minnesota	41-1853993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

 1100 Melville Street, Suite 320
Vancouver, BC Canada V6E 4A6
 (Address of principal executive offices)  (Zip Code)

Commission File No.: 000-25385

Compensation Plans
(Full title of the plan)

1100 Melville Street, Suite 320
Vancouver, BC Canada V6E 4A6
(Name and address of agent for service)

(778) 786-1005
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities to	to be	Offering Price	Aggregate	Registration
Be Registered	Registered	Per Share (1)	Offering Price (1)	Fee

Common Stock, par value $.0001 per share	16,000,000	$0.014	$224,000	$23.97

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on May 10, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2. INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Purchase Point Media Corporation, Albert P. Folsom, President and Chief Executive Officer, 1100 Melville Street, Suite 320, Vancouver, BC Canada V6E 4A6; (778) 786-1005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

1. Purchase Point Media Corporation’s Annual Report on Form 10-KSB for the year ended June 30, 2006;
2. Purchase Point Media Corporation’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 and December 31, 2006, and March 31, 2007; and
3. All reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since February 11, 1999.

All documents filed by Purchase Point Media Corporation, pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Albert P. Folsom, President and Chief Executive Officer, 1100 Melville Street, Suite 320, Vancouver, BC Canada V6E 4A6; (604) 926-7859.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Minnesota corporation. Reference is made to Section 145 of the Minnesota Corporation Law (the “MCL”), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the MCL provides further that a Minnesota corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the MCL.

The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in the MCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8. EXHIBITS

3.1	Articles of Incorporation of the Company, as amended (1)
3.2	By-laws of the Company, as amended (1)
5.1	Opinion of Michael S. Krome, Esq. (2)
23.1	Consent of Madsen & Associates, CPA's Inc., Independent Auditor (2)
23.2	Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)

(1)	Incorporated by reference from the Company’s Amended Report on Form 10-KSB, filed with the Commission on February 22, 2002, and as amended thereafter, and incorporated herein by reference.
(2)	Filed herewith

ITEM 9. UNDERTAKINGS.

The undersigned, the Company, hereby undertakes:
(a)   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned the Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Vancouver, Providence of British Columbia, Canada, on May 11, 2007.

Purchase Point Media Corporation

By:	/s/ Albert P. Folsom
Albert P. Folsom

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert P. Folsom, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title	Date
(1) Principal Executive

/s/ Albert P. Folsom	President, CEO and	May 11, 2007
Albert P. Folsom	Chief Accounting Officer

(2) Directors

/s/ Albert P. Folsom	Chairman of the Board	May 11, 2007
Albert P. Folsom	of Directors

/s/ Raymond A. Hatch	Director	May 11, 2007
Raymond A. Hatch

/s/ Michael F. Rueling	Director	May 11, 2007
Michael F. Rueling

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation of the Company, as amended (1)
3.2	By-laws of the Company, as amended (1)
5.1	Opinion of Michael S. Krome, Esq. (2)
23.1	Consent of Madsen & Associates, CPA's Inc., Independent Auditor (2)
23.2	Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)

(1)	Incorporated by reference from the Company’s Amended Report on Form 10-KSB, filed with the Commission on February 22, 2002, and as amended thereafter, and incorporated herein by reference.
(2)	Filed herewith